May 6, 2004


Board of Directors
Pure Cycle Corporation
8451 Delaware Street
Thornton, Colorado 80260

          Re: Registration on Form S-8 of 4,200,000 Shares of Common Stock to Be Issued Pursuant to the Pure Cycle Corporation Equity Incentive Plan, Option Agreement, Non-Statutory Stock Option and 2004 Equity Incentive Plan

Gentlemen :

          We have acted as counsel to Pure Cycle Corporation (the "Company") in connection with the registration by the Company of 4,200,000 shares of Common Stock (1/3 of $.01 par value) (the "Shares"), described in the Registration Statement on Form S-8 of the Company being filed with the Securities and Exchange Commission concurrently herewith. The Shares will be issued pursuant to the Company's Equity Incentive Plan, Option Agreement, Non-Statutory Stock Option, and 2004 Equity Incentive Plan (the "Plans").

          In such connection, we have examined certain corporate records and proceedings of the Company, including actions taken by the Company relating to the authorization and issuance of the Shares, and such other matters as we deemed appropriate.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when sold as contemplated in the Plans and the Registration Statement, will be legally issued, fully paid and non-assessable.

          We hereby consent to the reference to this firm in the Registration Statement as the counsel who will pass on the validity of the Shares. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                   Sincerely,

                                   /s/

                                   Davis Graham & Stubbs llp